Exhibit 4.1

DESCRIPTION OF SHARE CAPITAL

The following summary of the terms of our ordinary shares does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Dutch law and our articles of association, which we refer to as our Articles of Association. Our Articles of Association and relevant Dutch law, not this summary, define your rights as a holder of our ordinary shares.

Authorized Capital

Our Articles of Association authorizes 200,000,000 ordinary shares, par value €0.02 per share, and 6,000,000 preferred shares, par value €0.02 per share, for issuance. As of February 7, 2020, we had 44,445,656 ordinary shares outstanding and did not have any preferred shares currently outstanding.

Under Dutch law, our authorized capital is the maximum capital that we may issue without amending our Articles of Association. An amendment of our Articles of Association would require a resolution from the general meeting of shareholders.

Our ordinary shares has traded under the symbol “CLB” on the New York Stock Exchange since 1998 and was dual-listed on Euronext Amsterdam on May 16, 2012.

Except as otherwise provided by Dutch law or our Articles of Association, holders of ordinary shares are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, will have the exclusive right to vote for the election of directors and do not have cumulative voting rights.

Dividend Rights

All outstanding ordinary shares (i.e., shares not held by us) are entitled to participate equally and receive dividends that may be paid out of available profits of the preceding fiscal year or years or distributions out of contributed surplus capital reserves. All accumulated and unpaid dividends payable on preferred shares (if issued and outstanding) must be paid prior to the payment of any dividends on our ordinary shares. The amount available for declaration and payment of future dividends will be at the discretion of the Supervisory Board and will depend upon, among other things, future earnings, general financial condition, liquidity, capital requirements, and general business conditions.

Issuance of Shares

Under Dutch law, we may only issue shares pursuant to a resolution of the general meeting of shareholders, unless another corporate body has been designated to do so by a resolution of the general meeting of shareholders or by our Articles of Association. Our Supervisory Board is designated by our Articles of Association for a period of five years until November 23, 2020 to issue shares and grant rights to subscribe for shares up to the amount of unissued shares in our authorized capital. The designation may be extended from time to time, with periods not exceeding five years, by a resolution of the general meeting of shareholders adopted with a simple majority, provided that such resolution is proposed by the Supervisory Board.

Pre-Emptive Rights

Under Dutch law, in the event of an issuance of ordinary shares, each holder of ordinary shares will have a pro rata pre-emptive right based on the number of ordinary shares held by such shareholder. Pre-emptive rights do not apply with respect to the issuance of preferred shares, or to ordinary shares issued to our employees or the employees of one of our group companies pursuant to stock awards granted under the 2014 Long-Term Incentive Plan and the 2014 Nonemployee Director Stock Incentive Plan. Our Supervisory Board is authorized by our Articles of Association for a period of five years until November 23, 2020 to limit or exclude any pre-emptive rights to which shareholders may otherwise be entitled in connection with the issuance of shares. The above authority to limit or exclude pre-emptive rights can only be exercised if at that time the authority to issue shares is in full force and effect. The authority to limit or exclude pre-emptive rights may be extended from time to time, with periods not exceeding five years, by a resolution of the general meeting of shareholders adopted with a simple majority if more than 50% of the company’s issued capital is represented at the relevant general meeting. If less than 50% of the issued capital is represented at the relevant general meeting, a resolution to limit or exclude pre-emptive rights requires a majority of two-thirds of the votes cast. At the 2019 annual meeting, we obtained authorization to limit or exclude preemptive rights in connection with issuances of up to 10% of our common shares and/or preference shares per annum for an eighteen-month period until November 23, 2020. At the 2020 annual meeting, our shareholders will be asked to approve an extension of this authority for an eighteen-month period from the date of the annual meeting until November 20, 2021 to limit or exclude preemptive rights up to a maximum of 10% of outstanding shares per annum.

Repurchase of Shares

Under Dutch law, a public company with limited liability (naamloze vennootschap) may acquire its own shares, subject to certain provisions of Dutch law and our Articles of Association. According to the Dutch Civil Code, we and our subsidiaries may repurchase and can hold up to 50% of our issued share capital at one time, if such repurchase has been approved by the shareholders. In connection with our initial public offering in September 1995, our shareholders authorized our Management Board to repurchase up to 10% of our issued share capital, the maximum allowed under Dutch law at the time, for a period of 18 months. At our annual shareholders’ meeting on May 23, 2019, our shareholders authorized an extension until November 23, 2020 of the existing authorization of our Management Board to repurchase up to 10% of the issued share capital through one or more purchases at the stock exchanges where our shares are listed or otherwise, and to determine the price of shares at any price in the open market, such price not to exceed $[350.00] per share or its equivalent in other currencies. At our 2020 annual shareholders’ meeting on May 20, 2020, our shareholders will be asked to approve an extension authorizing our Management Board to repurchase up to 10% of our issued share capital for an eighteen-month period, until November 20, 2021. In order not to expire, this authorization of our Management Board must be renewed every 18 months.

Capital Reduction

Subject to Dutch law and our Articles of Association, pursuant to a proposal of the Supervisory Board, the general meeting of shareholders may resolve to reduce the issued capital by cancellation of shares or by reducing the nominal value of the shares by means of an amendment to our Articles of Association. The affirmative vote of the majority of the votes cast at the general meeting is required to cancel our repurchased shares if more than one-half of our issued share capital is represented at the general meeting. If less than one-half of our issued share capital is represented at the general meeting, then the affirmative vote of two-thirds of the votes cast at the general meeting is required to approve the cancellation of our repurchased shares. Under Dutch law and our Articles of Association, common shares abstaining from voting and broker non-votes will not count as votes cast at the general meeting.

After the general meeting of shareholders, if a share cancellation is approved, we will file a copy of the extract of the minutes of the general meeting of shareholders with the Dutch trade registry and will subsequently publish a notice of such deposit in a Dutch daily newspaper. If no creditors oppose the capital reduction within two months after the publication in a Dutch daily newspaper, then the cancellation of the shares will become effective after this two-month waiting period.

General Meeting of Shareholders

Procedures and Admissions

Pursuant to our Articles of Association, general meetings of shareholders are held in Amsterdam, the Netherlands in the municipality in which the company has its corporate seat, Delft, Rotterdam, Den Haag, Utrecht or Haarlemmermeer. A general meeting of shareholders will be held at least once a year within the period required by Dutch law, which is currently no later than six months after the end of our financial year. Extraordinary general meetings of shareholders will be held as frequently as needed; however, they must be convened by the Management Board and/or the Supervisory Board. The Management Board and/or the Supervisory Board must give public notice of a general meeting of shareholders or an extraordinary meeting of shareholders, by at least such number of days prior to the day of the meeting as required by Dutch law, which is currently 42 days. The agenda for a meeting of shareholders must contain such items as the Management Board, Supervisory Board or the person or persons convening the meeting determine. The agenda shall also include any matter, the consideration of which has been requested by one or more shareholders, representing alone or jointly with others at least such percentage of the issued capital as determined by Dutch law, which is currently set at three percent. The request to consider such matter should have been received by us no later than on the 60th day prior to the day of the meeting accompanied by a statement containing the reasons for the request. The agenda for the annual general meeting of shareholders shall contain, among other items, items placed on the agenda in accordance with Dutch law and our Articles of Association, the consideration of the annual report, the discussion and adoption of our annual accounts, our compensation philosophy or policies, our policy regarding dividends and reserves and the proposal to pay a dividend (if applicable), proposals relating to the composition of the Management Board and Supervisory Board, including the filling of any vacancies on those boards, the proposals placed on the agenda by Supervisory Board for their supervision during the financial year, together with the items proposed by shareholders in accordance with provisions of Dutch law and our Articles of Association. Shareholders are entitled to attend our general meeting of shareholders, to address the general meeting of shareholders and to vote, either in person or represented by a person holding a written proxy. The requirement that a proxy must be in written form is also fulfilled when it is recorded electronically. The holder of a right of usufruct or a pledgee with voting rights is entitled to request an item to be placed on the agenda of the general meeting of shareholders, to attend the general meeting of shareholders, to address the general meeting of shareholders and to vote. Under Dutch law, shareholders’ resolutions may be adopted in writing without holding a meeting of shareholders, provided that (i) our Articles of Association explicitly allow such practice and (ii) all shareholders entitled to vote are in favor of the resolution to be adopted. Members of the Management Board and Supervisory Board are authorized to attend general meetings of shareholders. They have an advisory vote. The general meeting of shareholders is presided over by the Chairman of the Supervisory Board. In the absence of the chairman, the general meeting will itself decide who is to chair the meeting.

Voting Rights

Under Dutch law, each ordinary share confers the right to cast one vote at the general meeting of shareholders. Each shareholder may cast as many votes as it holds shares. Pursuant to our Articles of Association, each share (whether common or preferred) will confer the right to cast one vote. Resolutions by the general meeting of shareholders must be adopted by an absolute majority of votes cast, unless another standard of votes and / or a quorum is required by virtue of Dutch law or our Articles of Association. There is no required quorum under Dutch law for shareholder action at a properly convened shareholder meeting, except in specific instances prescribed by Dutch law or our Articles of Association. According to our Articles of Association, each resolution by the general meeting requires a two-thirds majority of the votes cast representing more than half of the issued share capital, except for (i) resolutions to be adopted pursuant to a proposal by the Supervisory Board, which require a simple majority regardless of the number of votes cast at the relevant general meeting, and (ii) resolutions to amend the Articles of Association, which require a two-thirds majority of the votes cast representing more than half of the issued share capital and can be adopted only pursuant to a proposal by the Management Board which proposal requires approval by the Supervisory Board. Each shareholder has the right to participate in, address and exercise its right to vote at the general meeting of shareholders in person or by written proxy or by electronic means of communication, subject to certain conditions for the use of electronic means of voting set by or pursuant to the Articles of Association. No votes may be cast at a general meeting of shareholders on the shares held by us or our subsidiaries. Nonetheless, the holders of a right of usufruct and the holders of a right of pledge in respect of the shares held by us or our subsidiaries in our capital are not excluded from the right to vote on such shares, if the right of usufruct or the right of pledge was granted prior to the time such shares were acquired by us or any of our subsidiaries. Neither we nor our subsidiaries may cast votes in respect of a share on which we or such subsidiary holds a right of usufruct or a right of pledge. Dutch law requires that the record date be on the 28th day prior to the date of the general meeting. Shareholders as of the record date shall be deemed entitled to attend and to vote at the general meeting. There is no specific provision in Dutch law relating to adjournment of the general meeting of shareholders.

Shareholder Vote on Certain Reorganizations

Under Dutch law, the approval of our general meeting of shareholders is required for any significant change in the identity of us or our business.

Appraisal Rights

Subject to certain exceptions, Dutch law does not recognize the concept of appraisal or dissenters’ rights.

Anti-Takeover Provisions

Under Dutch law, protective measures against takeovers are possible and permissible, within the boundaries set by Dutch law and Dutch case law. The following resolutions and provisions of our Articles of Association may have the effect of making a takeover of our company more difficult or less attractive, including:

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until November 23, 2020, our Supervisory Board has been designated to issue shares and grant rights to subscribe for shares in the form of ordinary or preferred shares, up to the amount of our authorized capital and to limit or exclude pre-emptive rights on shares; and

•	shareholder action by written consent is not permitted, thereby requiring all shareholder actions to be taken at a general meeting of shareholders.

Subject to the limits of the New York Stock Exchange listing rules, any preferred shares described above would vote together with the ordinary shares on matters submitted to shareholders for approval and have the same number of votes per share as the number of ordinary shares. By issuing the preferred shares in the appropriate number, this anti-takeover measure may result in the holders of such preferred shares having voting power equal to all issued ordinary shares. This anti-takeover measure can be used to provide time for our Management Board and Supervisory Board to negotiate the terms of a possible transaction that is in the best interest of all our stakeholders. In the event of a hostile takeover bid, in general, our Management Board and Supervisory Board still have the duty to act in the interest of our company and all its stakeholders.

Inspection of Books and Records

The Management Board provides all information required by Dutch law at the general meeting of shareholders and makes the information available to individual shareholders at the office of the company with copies available upon request. The part of our shareholders’ register kept in the Netherlands is available for inspection by the shareholders.

Amendment of our Articles of Association

The general meeting of shareholders is able to effect an amendment of the Articles of Association only upon a proposal of our Management Board, which proposal requires approval from our Supervisory Board and by a two-thirds majority of the votes cast representing more than half of the issued share capital. A proposal to amend the Articles of Association where by any change would be made in the rights which vest in the holders of shares in a specific class in their capacity as such, shall require the prior approval of the meeting of the holders of the shares of that specific class.

Dissolution, Merger or Demerger

The general meeting of shareholders will only be able to effect a dissolution of the company. The liquidation of the company shall be carried out by the Management Board, if and to the extent the general meeting of shareholders has not appointed one or more other liquidators.

Under Dutch law, a resolution for a legal merger (juridische fusie) or legal demerger (juridische splitsing) is adopted in the same manner as a resolution to amend our Articles of Association. The general meeting of shareholders may, in accordance with the relevant merger or demerger proposal, adopt a resolution for a legal merger or legal demerger, only upon a proposal of our Management Board, which proposal requires approval from our Supervisory Board and a two-thirds majority of the votes cast representing more than half of the issued share capital.

Shareholder Suits

If a third party is liable to a Dutch company, under Dutch law generally shareholders do not have the right to bring an action on behalf of the company or bring an action on their own behalf to recover damages sustained as a result of a decrease in value, or loss of an increase in value, of their shares. Only in the event that the cause for the liability of such third party to the company also constitutes a tortious act directly against such shareholder and the damages sustained are permanent may that shareholder have an individual right of action against such third party on its own behalf to recover such damages. The Dutch Civil Code provides for the possibility to initiate such actions collectively. A foundation or an association whose objective, as stated in its articles of association, is to protect the rights of a group of persons having similar interests may institute a collective action. The collective action cannot result in an order for payment of monetary damages but may result in a declaratory judgment (verklaring voor recht), for example, declaring that a party has acted wrongfully or has breached fiduciary duty. The foundation or association and the defendant are permitted to reach (often on the basis of such declaratory judgment) a settlement, which provides for monetary compensation of damages. A designated Dutch court may declare the settlement agreement binding upon all the injured parties whereby an individual injured party will have the choice to opt-out within the term set by the court (at least three months). Such individual injured party may also individually institute a civil claim for damages within the aforementioned term.

Squeeze-Out

Under Dutch law, a shareholder who holds at least 95% of our issued capital for its own account may institute proceedings against the other shareholders jointly for the transfer of their shares to the shareholder. The proceedings are held before the Enterprise Division (Ondernemingskamer) of the Court of Appeal in Amsterdam, which may award the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will render an opinion to the Enterprise Chamber on the value of the shares. The court shall disallow the proceedings against all other defendants if (i) notwithstanding compensation, a defendant would sustain serious tangible loss by the transfer; (ii) the defendant is the holder of a share in which a special right of control of the company is vested under our Articles of Association; or (iii) a claimant has, as against a defendant, renounced his power to institute such proceedings. Once the order for transfer has become final, the acquirer must give written notice of the price and the date on which and the place where the price is payable to the minority shareholders whose addresses are known to the acquirer. Unless all addresses are known to the acquirer, it must also publish the same in a daily newspaper with nationwide distribution.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Computershare Trust Company, N.A.

MATERIAL NETHERLANDS INCOME AND ESTATE TAX CONSIDERATIONS

Certain Dutch Tax Considerations

General

The following is a general summary of certain material Dutch tax considerations of the acquisition, ownership and disposal of ordinary shares. This summary does not purport to describe the tax considerations or consequences applicable to all categories of investors, some of which (such as trusts or other similar arrangements) may be subject to special rules.  In view of its general nature, this general summary should be treated with corresponding caution. Holders or prospective holders of ordinary shares should consult with their tax advisors for a full understanding of the tax consequences of the acquisition, ownership and disposal of ordinary shares in their particular circumstances, including the applicability and effect of Dutch tax laws. The discussion below is included for general information purposes only. Please note that this summary does not describe the Dutch tax considerations for a holder of ordinary shares who:

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has a substantial interest (aanmerkelijk belang) or deemed substantial interest (fictief aanmerkelijk belang) in us within the meaning of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001). Generally speaking, a holder of ordinary shares is considered to hold a substantial interest in us, if such holder — either alone or, in the case of an individual, together with his/her partner (a statutorily defined term) or any of his/her relatives by blood or by marriage in the direct line (including foster children) or of his/her partner for Dutch tax purposes — owns or is deemed to own, directly or indirectly,  (a) an interest of 5% or more of our total issued and outstanding share capital or of 5% or more of the issued and outstanding share capital of any class of our shares; or (b) rights to acquire, directly or indirectly, such interest in our shares; or (c) profit participating certificates relating to 5% or more of our annual profits and/or to 5% or more of our liquidation proceeds. A deemed substantial interest may arise if a substantial interest (or part thereof) in us has been disposed of, or is deemed to have been disposed of, on a non-recognition basis;

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owns ordinary shares where such holding qualifies or qualified as a participation (deelneming) for purposes of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969). Generally, a holder’s shareholding of 5% or more in our nominal paid-in share capital qualifies as a participation. A holder may also have a participation if such holder does not have a 5% or more shareholding but a related entity (a statutorily defined term) has a participation;

•	owns ordinary shares in connection with a membership of a management board or a supervisory board, an employment relationship, a deemed employment relationship or management role; or
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is a pension fund, an investment institution (fiscale beleggingsinstellingen), an exempt investment institution (vrijgestelde beleggingsinstellingen) (as defined in the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) and an entity that is, in whole or in part, not subject to or exempt from corporate income tax in the Netherlands, or an entity that is exempt from corporate income tax in their country of residence, such country of residence being another state of the European Union, Norway, Liechtenstein, Iceland or any other state with which the Netherlands has agreed to exchange information in line with international standards.

Where in this summary English terms and expressions are used to refer to Dutch concepts, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent Dutch concepts under Dutch tax law. This summary is based on the tax laws of the Netherlands, published regulations thereunder, published authoritative case law and the tax treaty between the United States and the Netherlands for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income (“Treaty”), all as in effect on the date of this Form 20-F, and all of which are subject to change, possibly with retroactive effect. Where in this summary the terms “the Netherlands” and “Dutch” are used, these refer only to the part of the Kingdom of the Netherlands located in Europe.

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Dividend Withholding Tax

General

Dividends distributed by us generally are subject to Dutch dividend withholding tax at a rate of 15%; the Dutch dividend withholding tax is for the account of the holder of ordinary shares. The concept “dividends distributed” includes, among other things:

•	distributions in cash or in kind, deemed and constructive distributions and repayments of capital not recognized as paid-in for Dutch dividend withholding tax purposes;
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liquidation proceeds, proceeds of redemption or repurchase of ordinary shares by us to the extent such proceeds exceed the average paid-in capital of such ordinary shares as recognized for purposes of Dutch dividend withholding tax;

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an amount equal to the par value of ordinary shares issued by us or an increase of the par value of ordinary shares, as the case may be, to the extent that it does not appear that a contribution, recognized for purposes of Dutch dividend withholding tax, has been made or will be made; and

•

partial repayment of the paid-in capital, recognized as paid-in for purposes of Dutch dividend withholding tax, if and to the extent that we have net profits (zuivere winst), unless (a) the general meeting of our shareholders has resolved in advance to make such repayment and (b) the par value of the ordinary shares concerned has been reduced by an equal amount by way of an amendment of our Articles of Association.

Individuals and corporate legal entities who are resident or deemed to be resident in the Netherlands for Dutch tax purposes (“Dutch Resident Individuals” and “Dutch Resident Entities”, as the case may be), generally are entitled to an exemption of or a credit for any Dutch dividend withholding tax against their income tax or corporate income tax liability and to a refund of any residual Dutch dividend withholding tax. The same generally applies to a holder of ordinary shares that is neither resident nor deemed to be resident of the Netherlands if the ordinary shares are attributable to a Dutch permanent establishment of such non-resident holder of ordinary shares.

If a holder of ordinary shares is resident in a country other than the Netherlands, such holder of ordinary shares may, depending on his/her specific circumstances, be entitled to an exemption from, reductions of, or full or partial refund of, Dutch dividend withholding tax under Dutch national tax legislation or a double taxation convention in effect between the Netherlands and such other country.

Non-resident holders of ordinary shares are urged to consult their tax advisers regarding the general creditability or deductibility of Dutch dividend withholding tax and, in particular, the impact on such investors of our potential ability to receive a reduction as described in the previous paragraph.

Reduction of Dutch Dividend Withholding Tax Based on the Treaty

Pursuant to the provisions of the Treaty, certain corporate U.S. holders of ordinary shares are eligible for a reduction to 5% Dutch dividend withholding tax provided that such holder (a) owns directly at least 10% of our voting power, (b) is the beneficial owner of the dividends received, (c) does not have a Dutch permanent establishment to which the dividends are attributable and (d) meet other relevant requirements including those set out in provisions of Article 26 (Limitation on Benefits) of the Treaty. The Treaty also provides for a dividend withholding tax exemption on dividends, but only for a holder owning directly at least 80% of our voting power and meeting the relevant requirements.

Provided that certain conditions are met, dividends paid to qualifying exempt pension trusts and other qualifying exempt organizations, as defined in the Treaty, are exempt from Dutch dividend withholding tax.

Remittance to the Dutch Tax Authorities

In general, we will be required to remit all amounts withheld as Dutch dividend withholding tax to the Dutch tax authorities. However, under certain circumstances, we may be entitled to retain a portion of the Dutch dividend

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withholding tax imposed in respect of a dividend distributed by us, that ordinarily would be required to be remitted to the Dutch tax authorities. Such portion is the lesser of:

•	3% of the dividends paid by us which is subject to Dutch dividend withholding tax; and
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3% of the qualifying profit distributions, before deduction of non-Dutch withholding taxes on such distributions, received by us from qualifying non-Dutch subsidiaries and branches in the current calendar year (up to the date of our distribution) and the two preceding calendar years, as far as such profit distributions have not yet been taken into account for purposes of establishing the abovementioned reduction.

Although this reduction reduces the amount of Dutch dividend withholding tax that we are required to remit to the Dutch tax authorities, it does not reduce the amount of tax that we are required to withhold on dividends distributed. Upon request, we will provide holders of ordinary shares with information regarding the portion of the Dutch withholding tax that was retained by us.

Dividend Stripping

Pursuant to legislation to counteract “dividend stripping”, a reduction, exemption, credit or refund of Dutch dividend withholding tax is denied if the recipient of the dividend is not the beneficial owner as described in the Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965). This legislation generally targets situations in which a shareholder retains the economic interest in shares but reduces the withholding tax costs on dividends by a transaction with another party. These rules may also apply if the recipient of the dividends is not aware that a dividend stripping transaction took place. The Dutch State Secretary of Finance takes the position that the definition of beneficial ownership introduced by this legislation will also be applied in the context of a double taxation convention, including the Treaty.

Taxes on Income and Capital Gains

Dutch Resident Individuals

If a holder of ordinary shares is a Dutch Resident Individual, any payment under the ordinary shares or any gain or loss realized on the disposal or deemed disposal of the ordinary shares is taxable at the progressive Dutch income tax rates (with a maximum of 49.5% in 2020), if:

(a)

the ordinary shares are attributable to an enterprise from which the Dutch Resident Individual derives a share of the profit, whether as an entrepreneur (ondernemer) or as a person who has a co-entitlement to the net worth (medegerechtigd tot het vermogen) of such enterprise, other than as a shareholder (as defined in the Dutch Income Tax Act 2001); or

(b)

the holder of ordinary shares is considered to perform activities with respect to the ordinary shares that go beyond ordinary asset management (normaal actief vermogensbeheer) or derives benefits from the ordinary shares that are otherwise taxable as benefits from other activities (resultaat uit overige werkzaamheden).

If the abovementioned conditions (a) and (b) do not apply to the individual holder of ordinary shares, the ordinary shares are recognized as investment assets and as such included in such holder’s net investment asset base (rendementsgrondslag). Such holder will be taxed annually on a deemed return (with a maximum of 5.33% in 2020) of his/her net investment assets for the year at an income tax rate of 30%, insofar as his/her net investment assets for the year exceed a statutory threshold (heffingvrij vermogen).

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The net investment assets for the year are the fair market value of the investment assets less the allowable liabilities on January 1 of the relevant calendar year. For the net investment assets on January 1, 2020, the deemed return ranges from 1.7991% up to 5.33% (depending on the aggregate amount of the net investment assets of the individual on January 1, 2020). The deemed return will be adjusted annually on the basis of historic market yields.

Dutch Resident Entities

Any payment under or any gain or loss realized on the disposal or deemed disposal of the ordinary shares held by Dutch Resident Entities will generally be subject to Dutch corporate income tax at a rate of 16.5% with respect to taxable profits up to €200,000 and 25% with respect to taxable profits in excess of that amount (rates and brackets for 2020).

Non-resident Individuals and Entities of the Netherlands

A holder of ordinary shares will not be subject to Dutch income tax in respect of any payment under the ordinary shares, or on any gain or loss realized on the disposal or deemed disposal of the ordinary shares, provided that:

(a)	such holder is neither a resident nor deemed to be resident in the Netherlands for Dutch tax purposes;
(b)

such holder does not derive profits from an enterprise or a deemed enterprise (a statutorily defined term) which, in whole or in part, is either effectively managed in the Netherlands or is carried on through a permanent establishment, a deemed permanent establishment or a permanent representative in the Netherlands and to which enterprise, or part of an enterprise, the ordinary shares are attributable;

(c)

in the event such holder is an individual, such holder does not carry out any activities in the Netherlands with respect to the ordinary shares that go beyond ordinary asset management and does not derive benefits from the ordinary shares that are otherwise taxable as benefits from miscellaneous activities performed in the Netherlands.

If a holder of ordinary shares is neither a Dutch Resident Individual nor a Dutch Resident Entity, such holder will for Dutch tax purposes not carry on or be deemed to carry on an enterprise, in whole or in part, through a permanent establishment, a deemed permanent establishment or a permanent representative in the Netherlands by reason only of acquisition or ownership of the ordinary shares.

Gift and Inheritance Taxes

Residents of the Netherlands

Gift or inheritance taxes will be levied in the Netherlands with respect to a transfer of ordinary shares by way of a gift by, or on the death of, a holder of ordinary shares who is resident or deemed to be resident in the Netherlands at the time of the gift or his/her death.

Non-residents of the Netherlands

No Dutch gift or inheritance taxes will be levied with respect to a transfer of ordinary shares by way of a gift by, or on the death of, a holder of ordinary shares who is neither resident nor deemed to be resident in the Netherlands, unless:

(a)

in the case of a gift of ordinary shares by an individual who, at the date of the gift, was neither resident nor deemed to be resident in the Netherlands, such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident in the Netherlands; or

(b)

the transfer of ordinary shares is otherwise construed as a gift or inheritance made by, or on behalf of, a holder of ordinary shares who, at the time of the gift or death, is or is deemed to be resident in the Netherlands.

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For purposes of Dutch gift and inheritance taxes, a gift of ordinary shares made under a condition precedent is deemed to be made at the time the condition precedent is satisfied.

For purposes of Dutch gift and inheritance taxes, amongst others, a person that holds the Dutch nationality will, among other instances, be deemed to be resident in the Netherlands if such person has been resident in the Netherlands at any time during the ten years preceding the date of the gift or his/her death. Additionally, for purposes of Dutch gift tax, amongst others, a person not holding the Dutch nationality will be deemed to be resident in the Netherlands if such person has been resident in the Netherlands at any time during the 12 months preceding the date of the gift. Applicable tax treaties may override deemed residency.

Value Added Tax

In general, no Dutch value added tax will arise in respect of any payment under the ordinary shares, or in respect of or in connection with the acquisition, ownership and disposal of the ordinary shares.

Other Taxes and Duties

No registration tax, customs duty, transfer tax, stamp duty, capital tax or any other similar documentary tax or duty will be payable in the Netherlands by a holder of ordinary shares in respect of or in connection with the acquisition, ownership and disposal of the ordinary shares.

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